Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Forest City Realty Trust, Inc. on Amendment No.1 to Form S-4 of our report dated April 30, 2013, with respect to the audit of the financial statements of FC 8 Spruce Mezzanine, LLC, for the period from February 1, 2012 to January 31, 2013, which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Novogradac & Company LLP
Long Beach, California
August 21, 2015